                                                                    Exhibit 10.8





                                OPTION AGREEMENT



                                     between



                      SUN INTERNATIONAL NORTH AMERICA, INC.

                                            as Seller



                                       and



                          COLONY RIH ACQUISITIONS, INC.

                                            as Purchaser







                           Dated as of April 25, 2001

                                Table of Contents
                                -----------------

                                                                            Page

SECTION 1.          GRANT OF OPTION............................................2

SECTION 2.          OPTION TERM; EXERCISE OF OPTION............................2

SECTION 3.          FEASIBILITY PERIOD INSPECTION..............................3

SECTION 4.          THE CLOSING................................................6

SECTION 5.          SALE OF PREMISES AND ACCEPTABLE TITLE......................7

SECTION 6.          PURCHASE PRICE AND ACCEPTABLE FUNDS........................8

SECTION 7.          REPRESENTATIONS............................................8

SECTION 8.          SELLER'S CLOSING OBLIGATIONS..............................12

SECTION 9.          PURCHASER'S CLOSING OBLIGATIONS...........................14

SECTION 10.         APPORTIONMENTS............................................15

SECTION 11.         OBJECTIONS TO TITLE AND FAILURE OF SELLER TO PERFORM......17

SECTION 12.         DEFAULTS..................................................19

SECTION 13.         GOVERNMENTAL RELEASE AND INDEMNITY........................20

SECTION 14.         BROKER....................................................22

SECTION 15.         NOTICES...................................................23

SECTION 16.         MISCELLANEOUS PROVISIONS..................................24


Schedule A   -  Description of Premises
Schedule B   -  Permitted Exceptions
Schedule C   -  Rent Schedule

Exhibit A    -  Intentionally Omitted
Exhibit B       Deed
Exhibit C       Bill of Sale
Exhibit D       Intentionally Omitted
Exhibit E       Memorandum of Option
Exhibit F       Termination of Memorandum
Exhibit G       Assignment and Assumption of Contracts, Permits, Licenses and
                General Intangibles
Exhibit H       Marina Associates Agreement
Exhibit I       Letter Agreement Relating to Bridge Easement

                                OPTION AGREEMENT
                                ----------------


     AGREEMENT dated April 25, 2001 (this "Agreement"), between COLONY RIH ACQUISITIONS, INC., a Delaware corporation, having its principal office at c/o Colony Capital, LLC, 660 Madison Avenue, New York, NY 10021 ("Purchaser"), and SUN INTERNATIONAL NORTH AMERICA, INC., a Delaware corporation, having its principal place of business located at 1415 East Sunrise Blvd., Fort Lauderdale, Florida 33304 ("Seller").

                                WITNESSETH THAT:
                                ----------------

     A. Seller is the owner of those certain parcels of land (the "Land") located in the County of Atlantic, State of New Jersey, and more particularly described in Schedule A attached hereto and the building(s) and other improvements thereon (and together with the appurtenances and rights described in and as further defined in Section 5.01, the "Premises").

     B. Pursuant to a Purchase Agreement dated as of October 30, 2000 among Seller, Purchaser and GGRI, Inc. (the "Purchase Agreement"), Seller has agreed to grant Purchaser an option to purchase the Premises in accordance with the terms of this Agreement.

     C. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

     NOW, THEREFORE, in consideration of the foregoing and Ten Dollars and other good and valuable consideration and the mutual covenants and agreements herein contained, Seller and Purchaser hereby agree as follows:

Section 1. Grant of Option

     Section 1.1. Seller hereby grants to Purchaser the option (the "Option") to purchase the Premises on the terms and conditions hereinafter set forth.

Section 2. Option Term; Exercise of Option

     Section 2.1. The initial term of the Option shall commence on the date hereof and expire 11:59 P.M. on April 24, 2003 (the "Initial Term"; the Initial Term, as it may be extended as provided herein, the "Option Term").

     Section 2.2. Provided there is no default hereunder by Purchaser and this Agreement has not theretofore been terminated in accordance with its terms, the Initial Term may be extended for up to two additional one-year periods (provided that the second one-year extension may not be exercised unless the first was previously exercised), each such additional one-year period being an "Extension Term", by Purchaser giving notice to Seller of Purchaser's election to extend (an "Extension Notice"), together with a non-refundable payment (which shall not be applied towards the Purchase Price) in the amount of $2,500,000 (each, an "Extension Payment") in consideration of each such extension, by no later than 45 days prior to the then current expiration of the Option Term.

     Section 2.3 Provided no default is then pending under this Agreement, the Option may be exercised by the Purchaser giving written notice (the "Exercise Notice") of such exercise to the Seller. If Purchaser gives an Exercise Notice later than six (6) months prior to the then current expiration of the Option Term, the Exercise Notice shall be made together with a payment of an Extension Payment.

     Section 2.4. Notwithstanding the foregoing, if the Option Term has been extended by Purchaser for a second one-year period pursuant to the terms of
Section 2.1

                                      -2-
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hereof (the "Second Extension Period"), in order to exercise the
Option during such Second Extension Period, Purchaser must give an Exercise Notice to Seller no later than six months prior to the expiration of the Second Extension Period.

     Section 2.5. Upon the date of Purchaser's Exercise Notice, this Agreement shall thereupon become a binding agreement upon both Purchaser and Seller to close in accordance with Purchaser's Exercise Notice, subject only to Section
3.1 and 11 hereof.

Section 3. Feasibility Period Inspection

     Section 3.1. (a) Purchaser shall have 6 months from the date of giving an Exercise Notice (the "Feasibility Period") in which to undertake such physical and other investigations and feasibility studies with respect to the Premises as Purchaser shall deem necessary to evaluate the condition of the Premises (collectively the "Feasibility Studies"). Purchaser shall notify Seller, prior to commencing any Phase II studies, soil borings, drillings or other invasive testing (collectively a "Phase II") of the date on which such work will be done and the scope of the work to be performed. Purchaser shall ensure that any Phase II work is conducted by a company reasonably satisfactory to Seller and that its scope is limited to what would be customary in the circumstances. Purchaser shall cause Seller and Sun International Hotels Limited and, if requested by Seller, any subsidiary of either of them, to be made an additional insured on such company's liability policy and shall cause a certificate of such insurance to be delivered to Seller prior to commencement of any Phase II work. Purchaser shall and shall cause its contractors to use reasonable efforts to minimize any interference with Seller's use and any of Seller's tenants' use of the Premises. Seller shall permit Purchaser and Purchaser's agents, engineers and consultants to enter upon the Premises upon three (3) days prior written notice at reasonable times for the purpose of performing the Feasibility Studies.

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Purchaser shall indemnify, hold harmless and defend Seller from and against all loss, liability, damage, litigation, sums paid in settlement of any of the foregoing and costs (including without limitation reasonable attorneys' fees and disbursements) arising out of death, bodily injury or property damage resulting from any act of Purchaser or its agents, engineers or consultants in connection with the Feasibility Studies. Purchaser shall furnish Seller or cause its engineers or consultants to furnish Seller with a policy of liability insurance (or a certificate of the insurer evidencing such insurance) covering any claim for death, bodily injury or property damage arising out of acts of Purchaser or any of its agents, engineers and consultants in connection with the Feasibility Studies, in an amount not less than $3,000,000 in the aggregate per person in respect of death, bodily injury or property damage and under which Seller and Sun International Hotels Limited and, if requested by Seller, any subsidiary of either of them, shall be named as an additional insured. Such policy shall provide that Seller shall receive 10 days' prior notice of cancellation. Such coverage may be afforded under a policy of blanket insurance which may cover property other than the Premises, provided that any such policy of blanket insurance shall specify therein, or Purchaser shall furnish Seller with a written statement from the insurers under the policies so specifying, the amount of the total insurance separately allocated to the Premises and stating that such coverage is applicable only to the Premises. The foregoing indemnity shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

     (b) In addition to the above mentioned liability insurance, Purchaser shall provide Seller with evidence of workers compensation insurance with employers liability coverage in amounts of not less than the amounts required by law, covering all of

Purchaser's employees and agents who enter upon the Premises during the Feasibility Period and shall obtain and provide Seller with evidence of equivalent insurance with respect to employees and agents of independent contractors of Purchaser who enter upon the Premises during the Feasibility Period.

     (c) Purchaser shall deliver to Seller (without representation) copies of all written Feasibility Studies except that Purchaser will not be required to deliver such studies if a Closing occurs unless any reporting or remediation requirement is triggered by such studies. If the result of any Feasibility Study is in Purchaser's sole opinion unacceptable to Purchaser for any reason, and by the end of the Feasibility Period, Purchaser delivers a notice to Seller to such effect, accompanied by copies of the written Feasibility Studies as aforesaid, then this Agreement shall thereupon terminate. Nothing herein shall be deemed to limit Purchaser's right to terminate this Agreement for any reason in accordance with this Section 3.1(c).

     (d) By the end of the Feasibility Period, Purchaser shall have fully inspected or have had the opportunity to fully inspect the Premises and will be thoroughly acquainted with the condition thereof, and, unless Purchaser shall terminate this Agreement in accordance with Section 3.1(c), Purchaser shall take title to the Premises in its "as is" condition, subject to reasonable wear, tear, and natural deterioration between the expiration of the Feasibility Period and the Closing Date, and further subject to all federal, state, county and municipal laws, ordinances, rules and regulations now, heretofore, or hereinafter in effect. Seller has not made, does not hereby make and hereby disclaims any representations or warranties regarding the physical, subsurface, or environmental conditions (including, without limitation, the presence of any hazardous

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substances or the existence, discharge, release, or cleanup of wastes or other conditions that may be regulated by any federal state, county, or municipal law, rules, or regulation), the expenses, operation, value, adequacy or fitness for any particular use of the Premises, the legal uses to which the Premises may be put, the zoning, other regulatory or development requirements or restrictions, or any other matter or thing affecting or relating to the Premises or these transactions, and Purchaser expressly acknowledges that no such representations or warranties have been made. Seller shall not be liable or bound in any manner by any express or implied warranties, guaranties, promises, statements, representations or information pertaining to the Premises, made or furnished by any agent, employee, servant or other person representing or purporting to represent Seller, unless such warranties, guaranties, promises, statements, representations or information are expressly and specifically set forth herein.

     Section 3.2. Survival. The terms and provisions of this Article 3 shall survive the Closing.

Section 4. The Closing

     Section 4.1. (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 A.M. on the Closing Date (as hereinafter defined) at the offices of Winston & Strawn, 200 Park Avenue, New York, New York 10166 or at such other address as may be mutually agreed upon by Seller and Purchaser, provided that if Purchaser is financing the purchase of the Premises (nothing herein being intended to condition this Agreement upon obtaining such financing), the Closing shall take place at the offices of Purchaser's lender or such lender's counsel located in New York or New Jersey.

     (b) The date of the Closing (the "Closing Date") shall be the date set forth in a written notice given by Purchaser to Seller (a "Closing Notice"), which date shall not be earlier than ten (10) days after the date of the Closing Notice and shall not be later than the date that is 6 months after the date of the Exercise Notice.

Section 5. Sale of Premises and Acceptable Title

     Section 5.1. If Purchaser shall exercise the Option, then Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement: (a) fee title to the Land and all buildings and improvements, if any, situated on the Land (collectively, the "Improvements"); (b) all right, title and interest of Seller, if any, in and to any easements, rights-of-way, licenses, interests, rights and appurtenances of any kind relating to or appertaining to the Premises, including without limitation all right, title and interest of Seller, if any, in and to any adjacent vaults, alleys, strips or gores of land, and any air, zoning or development rights appurtenant to the Premises; (c) all right, title and interest of Seller, if any, in and to the fixtures and personal property, if any, attached or appurtenant to the Improvements; and (d) all right, title and interest of Seller in any transferable Permits held by Seller that primarily relate to its ownership of the Premises (all of the foregoing being collectively called the "Premises").

     Section 5.2. Seller shall convey and Purchaser shall accept marketable title to the Premises in accordance with the terms of this Agreement, subject only to (a) the matters set forth in Schedule B attached hereto (collectively, the "Permitted Exceptions"), and (b) such other matters as the Title Company (hereinafter defined) shall be willing, without special or additional premium, to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Premises, provided that (y) such other matters are omitted from any title insurance policy issued at Closing to any unaffiliated mortgagee, and (z) Purchaser's title insurance company agrees to insure any subsequent purchaser and/or subsequent mortgagee in the same manner as herein specified regardless of the amount of insurance purchased by or for such subsequent purchaser or mortgage.

Section 6. Purchase Price and Acceptable Funds

     Section 6.1. The purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Premises is $40,000,000.00. The Purchase Price, as such amount may be adjusted in accordance with the provisions of ss. 10 hereof, shall be paid by wire transfer or check(s) at the Closing in accordance with ss. 6.2.

     Section 6.2. All monies payable at the Closing, unless otherwise specified in this Agreement, shall be paid, at Seller's option, by (a) bank wire transfer of immediately available funds to an account of Seller designated by Seller, or
(b) unendorsed certified check of Purchaser or official bank check(s) for Purchaser's account payable to the order of Seller in New Jersey Clearing House funds, or (c) any combination of (a) and (b). If Seller fails to exercise such option to require payment in accordance with clause (a) by notice to Purchaser at least three business days prior to the Closing, specifying the account for wire transfer, payment shall be made in accordance with clause (b).

Section 7. Representations

     Section 7.1. Seller represents and warrants to Purchaser as follows:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller has the requisite corporate power and authority to carry on its business as currently conducted by it and to own, operate or lease its properties currently owned, operated or leased by it.

     (b) Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by each of Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Seller. Seller has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     (c) The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not, directly or indirectly, contravene or conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both) (i) any provision in the charter and by-laws of Seller, (ii) any Applicable Law applicable to Seller or any of their respective properties or assets, or (iii) any contract, agreement or other instrument applicable to Seller or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for violations and defaults that would not materially impair the ability of Seller to perform its obligations under this Agreement or the consummation of the transactions contemplated hereunder.

     (d) No Governmental Approval or other Consent is required to be obtained or made by Seller in connection with the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereunder, except any notice that may be required under the MOA.

     (e) Schedule C sets a forth a true, correct and complete copy of the rent roll of the Premises as of the date hereof (the "Rent Schedule") and lists all tenant, material defaults of which Seller has knowledge under the leases listed therein (each a "Lease" and, collectively, the "Leases"). Other than the Leases, there are no leases or other rights of occupancy which have been granted by Seller at the Premises. Except as identified on Schedule C, no tenant under any of the Leases has made any written claim of default by the landlord. No rents or other payments or deposits are held by Seller as landlord under any Lease except the security deposits as set forth on the rent roll and rents prepaid for the current monthly. Except as set forth on Schedule C, no rents due under, or any other interest in, any of the Leases have been assigned, pledged or encumbered in any way. All security deposits are being, and have been, held in compliance with all laws, ordinances, orders, rules, regulations and requirements of any Governmental Authority which may be applicable thereto.

     (f) To Seller's Actual Knowledge, there are no condemnation proceedings or eminent domain proceedings of any kind pending against the premises or any portion thereof, and no written notice of any threatened condemnation proceedings or eminent domain proceedings of any kind against the Premises has been received by Seller.

     (g) Except as set forth in the MOA (hereinafter defined), to Seller's Actual Knowledge, there is no action, suit proceeding, arbitration, citation, summons, subpoena, or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending by or threatened in writing against Seller involving the Premises.

     (h) Seller has good and marketable title to the Premises, subject only to the Permitted Exceptions.

     Section 7.2. Purchaser represents and warrants to Seller as follows:

     (a) Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Purchaser has the requisite power and authority to carry on its business as currently conducted by it and own or lease its properties currently owned or leased by it.

     (b) Purchaser has the requisite power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Purchaser. Purchaser has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     (c) The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not, directly or indirectly, contravene or conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both) (i) any provision in the certificate of incorporation or bylaws of Purchaser, (ii) any resolution adopted by the board of directors or the stockholders of Purchaser, (iii) any Applicable Law applicable to Purchaser or any of its properties or assets, or (iv) any contract, agreement or other instrument applicable to Purchaser or any of its properties or assets, except, in the case of clauses (iii) and (iv) for violations and defaults that would not materially impair the ability of Purchaser to perform its obligations under this Agreement.

     (d) Except as set forth in Schedule 7.2 (d) hereof, no Governmental Approval or other Consent is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (e) There is no action, suit or proceeding pending, or to Purchaser's knowledge, threatened, by or against or affecting Purchaser or any of its Affiliates in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

     Section 7.3. The representations and warranties of Seller contained herein are in the nature of conditions and Purchaser shall independently satisfy itself as to the matters contained therein and none of such representations and warranties will survive the Closing.

Section 8. Seller's Closing Obligations

           At the Closing, Seller shall deliver the following to Purchaser:

     (a) A certified copy of the resolutions of Seller's Board of Directors authorizing the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder.

     (b) A certificate of incumbency with respect to the office and authority of the officer of Seller executing the Agreement and the other documents delivered by Seller at Closing, duly executed by the Secretary or any Assistant Secretary of Seller.

     (c) A certificate of good standing of Seller from the Secretary of State of the State of Delaware.

     (d) Bargain and Sale Deed with covenants as to grantor's acts in the form of Exhibit B hereto.

     (e) Bill of Sale for personal property (if any) of Seller located on the Premises, in substantially the form of Exhibit C hereto.

     (f) A duly executed and acknowledged affidavit of non-foreign status, as required by Section 1445 of the Code, from Seller.

     (g) Such duly executed and acknowledged or verified certificates, affidavits and other documents reasonably requested by the Title Company to evidence Seller's authority or to omit from its title insurance policy exceptions for judgments, bankruptcies or other returns against different entities whose names are the same as or similar to Seller's name.

     (h) Originals or certified copies of any Leases.

     (i) A schedule updating the Rent Schedule and setting forth all arrears in rents and all prepayments of rents, certified by Seller to be accurate as of the Closing Date, and a check or credit to Purchaser in the amount of the security deposits set forth therein, including any interest thereon.

     (j) Assignment and Assumption of Contracts, Leases, Permits and Licenses and General Intangibles relating to the Premises, in substantially the form of Exhibit G hereto, together with originals or certified copies of contracts, licenses and permits assigned pursuant thereto, which shall include (1) an assignment and assumption of Seller's obligations under that certain Agreement dated June 22, 1995 by and between Marina Associates, a New Jersey general partnership, and Resorts International, Inc., a Delaware corporation, a copy of which is attached hereto as Exhibit H and (2) an assignment and assumption of any obligations or liability of Seller under the Memorandum of Agreement between the New Jersey Department of Environmental Protection and Griffin Gaming and Entertainment, Inc. dated May 30, 1996 pertaining to property known as 1201-1239 Boardwalk (the "MOA").

     (k) All other previously undelivered documents that Seller is required to deliver to Purchaser pursuant to this Agreement prior to the Closing.

Section 9. Purchaser's Closing Obligations

     At the Closing, Purchaser shall deliver or cause to be delivered the following:

     (a) The Purchase Price in accordance with Section 6.1.

     (b) Evidence of the authority of Purchaser to execute and deliver this Agreement and to perform its obligations hereunder.

     (c) Documents evidencing the office and authority of the officer of Purchaser executing on behalf of Purchaser this Agreement and the other documents delivered by Purchaser at the Closing.

     (d) A certified Certificate of Incorporation for Purchaser issued by the Secretary of State of Delaware.

     (e) A Certificate of Good Standing for Purchaser issued by the Secretary of State of Delaware and the Secretary of State of New Jersey.

     (f) The Assignment and Assumption of Contracts, Leases, Permits and Licenses and General Intangibles, substantially in the form of Exhibit 6 hereto.

     (g) All other previously undelivered documents that Purchaser is required to deliver to Seller pursuant to this Agreement prior to the Closing.

Section 10. Apportionments

     Section 10.1. The following apportionments shall be made between the parties at the Closing as of midnight on the day prior to the Closing Date:

     (a) real estate taxes, water charges and sewer rents, if any, on the basis of the fiscal period for which assessed;

     (b) rent due under the Leases;

     (c) permitted administrative charges, if any, on tenants' security deposits; and

     (d) value of fuel stored on the Premises, at the price paid to Seller's supplier, including any taxes.

     Section 10.2. If any tenant is in arrears in the payment of rent on the Closing Date, rent received from such tenant after the Closing shall be applied as between Seller and Purchaser in the following order of priority: (i) first to any month or months following the month in which the Closing occurred (and apportioned as per Section 10.1); (ii) then to the month in which the Closing occurred; and (iii) then to the period preceding the month in which the Closing occurred. If any rent received by Seller or Purchaser after the Closing is payable to the other party by reason of this allocation, the recipient shall promptly pay to the other party the appropriate sum, less a proportionate share of its costs of collection, including reasonable attorneys' fees and disbursements.

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

     Section 10.3. If the Closing occurs before the tax rate is fixed for the current fiscal period, the apportionment of taxes at the Closing shall be on the basis of the old tax rate for the preceding period applied to the latest assessed valuation.

     Section 10.4. If any apportionment is based on estimates, incomplete data or mutual mistake, it shall be recomputed when final data become available and the parties shall promptly correct any overpayment or underpayment.

     Section 10.5. In the event that the Closing occurs after the payment of an Extension Payment and not later than the ninetieth day of the Extension Term for which the Extension Payment was made, Purchaser shall receive a credit against the Purchase Price in an amount equal to the Extension Payment made with respect to such Extension Term.

     Section 10.6. The obligations of the parties under this ss. 10 shall survive the Closing.

Section 11. Seller's Covenants

     Section 11.1. During the Option Term, Seller shall:

     (a) promptly provide written notice to Purchaser of any threatened (in writing) or actual condemnation proceeding or litigation and copies of all correspondence relating to such matters;

     (b) with respect to any portions of the Premises not subject to Leases, continue its customary maintenance program; and

     (c) promptly provide Purchaser with a copy of any violations notice received from any Governmental Authority with respect to the Premises.

     Section 11.2. During the Option Term, Seller shall not:

     (a) construct, or allow to be constructed, any buildings or other improvements on the Premises without Purchaser's prior written consent.

     (b) extend, amend or otherwise modify in any material manner any Lease without Purchaser's prior written consent;

     (c) without Purchaser's prior written consent, grant any mortgage, pledge, easement or otherwise grant or permit any encumbrance or lien on any portion of the Premises which may affect the marketability of or materially detract from the value of the Premises;

     (d) undertake any actions with respect to the Premises that violate Applicable Law;

     (e) except for the Leases, lease, license or otherwise permit any occupancy of any portion of the Premises without Purchaser's prior written consent;

     (f) apply for any change in zoning regulations applicable to the Premises;
or

     (g) with respect to any portions of the Premises not subject to Leases, allow such portions to fall into waste or become a nuisance.

Section 12. Objections to Title and Failure of Seller to Perform

     Section 12.1. Purchaser has obtained a title commitment or binder ("Title Commitment") from Stewart Title Guaranty Company and First American Title Insurance Company (collectively, the "Title Company"). Promptly after giving an Exercise Notice, Purchaser shall order an update of such Title Commitment to be delivered to Seller and shall cause a copy of such title update to be forwarded to Seller's attorney upon receipt. Within 30 days after receipt of the title update, Purchaser shall give Seller notice of any objections to title, other than Permitted Exceptions. If such notice is not given in such period, Purchaser shall be deemed to have waived any exceptions to title in such title report and shall take title subject thereto. Seller shall be entitled to reasonable adjournments of the Closing for up to 60 days in the aggregate to remove any exceptions to title noted in such title report, other than the Permitted Exceptions, and any other defects or objections which may be disclosed on or prior to the Closing Date.

     Section 12.2. If Seller is unable to convey title to the Premises at the Closing in accordance with this Agreement, Seller shall notify Purchaser and Purchaser's sole remedy shall be to either (a) accept such title as Seller may be able to convey, without reduction of the Purchase Price and without liability on the part of Seller, and proceed with Closing by notifying Seller of such election and setting a Closing Date in accordance with Section 4.1, or (b) terminate this Agreement in which event the parties shall have no further obligations hereunder. Purchaser shall not seek or obtain any money or other judgment against Seller or any disclosed or undisclosed partner, member, stockholder, principal, officer or employee of Seller or against the assets of Seller or any of the foregoing persons, and Purchaser's sole recourse shall be as described above.

     Section 12.3. Any liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the monies payable at the Closing if Seller delivers to Purchaser on the Closing Date instruments in recordable form sufficient to discharge such liens and encumbrances of record. Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the holder of any such charge, lien or encumbrance and otherwise complying with ss. 6.2.

     Section 12.4. Survey. Promptly after giving the Exercise Notice, Purchaser shall order an update of a survey of the Premises and shall deliver a copy of such survey to Seller's attorneys within 30 days of receipt thereof accompanied by a notice from Purchaser of any state of facts disclosed by such survey which is unacceptable to Purchaser. Seller may elect to cure any objections in the same manner as other exceptions to title and Purchaser shall have the same termination right (but only that) under ss. 12.4 as applies to other exceptions to title.

Section 13. Defaults

     Section 13.1. If Seller shall default in performance of its obligations hereunder prior to Closing, then the sole right of Purchaser and the sole liability of Seller shall be that Purchaser shall be entitled to (1) terminate this Agreement by giving written notice to Seller of such election, or (2) specific performance of Seller's obligations hereunder, provided that if ss. 12 shall be applicable, Seller's liability and obligations shall be subject to the limitations set forth therein. Purchaser shall not seek or obtain any money or other judgment against Seller or any disclosed or undisclosed partner, member, stockholder, principal, officer or employee of Seller or against the assets or estate of Seller or any of the foregoing persons, and Purchaser's sole recourse shall be as described above.

     Section 13.2. If Purchaser shall default in performance of its obligations hereunder prior to Closing or shall fail to close by the date that is six months after the date of Purchaser's Exercise Notice, the sole right of Seller, exercisable upon written notice given by Seller to Purchaser, shall be to terminate this Agreement and Purchaser's rights hereunder by giving written notice to Purchaser of such election. Each of the following shall also constitute a default under this Agreement: (1) an Event of Default under the Lease Agreement dated the date hereof between Seller, as landlord, and Purchaser, as tenant, or a material default or breach by Purchaser under the Purchase Agreement; or (2) an Event of Default under Section 6.1(a), 6.1(f) or 6.1(g) of that certain Promissory Note (inclusive of all accrued interest notes issued pursuant thereto, the "Note") in the original principal amount of $17,500,000 made by Colony RIH Holdings, Inc. in favor of Seller, but only if at the time of such Event of Default the Note (or the majority interest therein) is held by Seller, an Affiliate (as defined in the Note) of Seller, or a lender of Seller or an Affiliate of such lender which acquired the Note pursuant to a pledge of the Note and who is an Eligible Person as defined in the Note.

Section 14. Environmental Matters; Indemnity

     Section 14.1 As of the Closing Date, as between Purchaser, on the one hand, and Seller and the other Seller Indemnitees, on the other hand, Purchaser will be solely responsible for any remediation of any adverse environmental condition on, under of affecting the Premises ("Environmental Condition") and for full and complete compliance with any federal, state, county or municipal environmental law, rule, or regulation (collectively, the "Environmental Laws") pertaining to the Premises or to any such Environmental Condition, regardless of the nature of such Environmental Condition or whether such Environmental Condition may have occurred prior to Closing. As to the Premises, Purchaser releases Seller and the other Seller Indemnitees from, and waives and relinquishes, any and all claims, liabilities, causes of action, damages, rights or remedies (collectively, the "Claims") Purchaser may have at law, in equity, or both, against Seller or any other Seller Indemnitees, as the result of, or in any manner arising from or in connection with, any such Environmental Condition. In connection with the releases granted, Purchaser acknowledges and confirms that it has had or will have had by the Closing Date the benefit of such environmental studies, audits, and investigations as it has deemed necessary or appropriate, that it has relied or will rely on such environmental studies, audits, and investigations, and that no reliance has been placed on Seller or any other Seller Indemnitees.

     Section 14.2. From and after the Closing Date:

     (a) Purchaser shall indemnify, defend, and hold harmless Seller and the other Seller Indemnitees from and against any and all Claims (including without limitation reasonable attorneys fees and costs) that may be asserted against Seller or any other Seller Indemnitees by a third party or person, including without limitation the State and any other Governmental Authority, arising from or pertaining to any Environmental Condition on, under, or affecting the Premises, the remediation thereof, or compliance with any Environmental Laws, whether based on contract or tort, statute, negligence, strict liability or any other theory of recovery at law or in equity;

     (b) In the event that any Claims that are indemnified pursuant to Section 14.2(a) of this Agreement are made against Seller or any other Seller Indemnitee, it shall promptly provide notice thereof (the "Demand Notice") to Purchaser, whereupon Purchaser shall confirm that it shall be responsible for and shall defend such Claims ("Confirmation Notice"). If such Confirmation Notice is not provided within ten (10) days of the Demand Notice, Seller or any other Seller Indemnitee may retain counsel of its own choice and defend or at any time compromise and settle such Claims in good faith without the consent of Purchaser (except where such compromise or settlement requires entry into the Premises, in which event Purchaser's prior approval must be obtained), and on such terms as Seller or any other Seller Indemnitee may in its reasonable discretion accept. Thereupon, the reasonable cost of such defense, including reasonable attorneys fees and expenses, and the payment for or compliance with any verdict or compromise settlement that is reached, shall be the sole responsibility of Purchaser.

     Section 14.3. The terms and provisions of this Article 14 shall survive the Closing.

Section 15. Broker

     Section 15.1 Each party represents to the other that it has dealt with no broker, agent or finder in connection with the transactions contemplated by this Agreement. Each party shall indemnify, hold harmless and defend the other from and against all loss, liability, damage, litigation, sums paid in settlement of any of the foregoing and cost (including reasonable attorneys' fees and disbursements) arising from any claim by any other person that he acted on behalf of the indemnitor in connection with the transactions contemplated by this Agreement. The obligations of the parties under this ss. 15.1 shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

Section 16. Notices

     All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a "Notice") shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by prepaid, first-class certified or registered mail or by next-day or overnight mail or personal delivery.

        (i)    if to Purchaser, to

                        Colony Capital, L.L.C.
                        660 Madison Avenue
                        New York, NY  10021
                        Facsimile:  (212) 593-5433
                        Attention:   Nicholas L. Ribis

               with copies to:

                        Willkie Farr & Gallagher
                        787 Seventh Avenue
                        New York, NY  10019
                        Facsimile:  (212) 728-8111
                        Attention:  Thomas M. Cerabino, Esq.

        (ii)   if to Seller, to

                        c/o Sun International Hotels Limited
                        Coral Towers
                        Paradise Island, The Bahamas
                        Facsimile:  (242) 363-4581
                        Attention:  Charles D. Adamo

               with copies to:

                        Winston & Strawn
                        200 Park Avenue
                        New York, NY  10166
                        Facsimile:  (212) 294-4700
                        Attention:  James P. Gerkis, Esq.

or, in each case, at such other address as may be specified in a Notice to the other party hereto. Any Notice shall be deemed effective and given upon receipt (or intentional refusal of receipt of the addressee of such Notice).

Section 17. Miscellaneous Provisions

     Section 17.1 (a) Subject to Section 17.1(b), neither this Agreement nor any party's rights or obligations hereunder shall be assignable or otherwise transferable by Purchaser, in whole or in part (whether by merger, sale of stock, sale of substantially all of the assets or business, operation of law or otherwise), without the prior written consent of Seller, except that Purchaser may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement (i) for security purposes to the banks or other lenders providing the debt financing to be incurred by Purchaser in connection with such closing under the Purchase Agreement, (ii) to either any controlled Affiliate of Colony Investors IV, L.P. ("Colony") (so long as such Affiliate remains at all times thereafter an Affiliate of Colony) or any controlled Affiliate of Thomas Barrack (so long as such Affiliate remains at all times thereafter an Affiliate of Thomas Barrack), or (iii) to any Person which acquires, directly or through the acquisition of a controlling interest in Resorts International Hotel, Inc. ("RIH"), the Real Estate Assets owned or leased by RIH which substantially comprise the hotel and casino property currently known as Resorts Atlantic City, and owns and operates such hotel and casino property and the hotel and casino business therein ("Successor Owner"); provided, that, in each such case, such party assumes Purchaser's obligations hereunder, and Purchaser remains liable hereunder (except in the case of a Successor Owner).

     (b) Seller shall have the right to sell the Premises in whole, but not in part, so long as the purchaser of the Premises assumes Seller's obligations hereunder and Seller remains liable hereunder. Not less than thirty (30) days prior to entering into a contract for the sale of the Premises, Seller shall give Purchaser written notice of its intention to enter into such a contract; and if Purchaser gives an Exercise Notice within thirty (30) days of delivery of such notice, Seller shall not sell the Premises or enter into a contract to sell the Premises during the Feasibility Period. Notwithstanding anything to the contrary set forth in this
Section 17.1(b), Seller shall have the right to transfer the Premises in whole, but not in part, to an Affiliate of Seller, so long as such Affiliate assumes Seller's obligations hereunder, and Seller remains liable hereunder.

     (c) Subject to the provisions of this Section 17.1, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     (d) No assignment permitted hereunder shall constitute a waiver of the requirements of Section 17.1(a) hereof as affects any further or additional assignment.

     (e) For purposes of this Section 17.1, the term "assignment" shall include the direct or indirect assignment (in either a single transaction or a series of transactions) of the controlling ownership interest of any entity which is Purchaser under this Agreement; and the term "assignment" shall include a sale or any other transfer (by operation of law, by contract or otherwise).

     Section 17.2. Each party shall execute, acknowledge and deliver to the other such instruments, and take such other actions, as the other may reasonably request in order to comply with section 6045(e) of the Internal Revenue Code of 1986, as amended, in connection with the reporting of information in respect of the transactions contemplated by this Agreement. The obligations of the parties under this Section 17.2 shall survive the Closing. Seller shall pay all transfer taxes incurred in connection with the transactions consummated pursuant to the terms of this Agreement.

     Section 17.3. The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this Agreement to survive the Closing.

     Section 17.4. This Agreement embodies the entire understanding between the parties with respect to the transactions contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Either party may waive any provision of this Agreement which is for its benefit. Neither this Agreement nor any provision hereof may be waived, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

     Section 17.5. If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the extent permitted by law.

     Section 17.6. Simultaneously with the execution and delivery of this Agreement, the parties shall execute and deliver (a) a memorandum of this Agreement in the form of Exhibit E hereto, which memorandum shall be recorded in the land records of Atlantic

County and (b) a Termination of Memorandum in the form of Exhibit F hereto, which shall be held by Seller and recorded only in the event of the expiration of the Agreement or a termination of this Agreement in accordance with its terms. The parties shall cooperate in taking such steps (including delivering any ancillary documents) as may be necessary to record the foregoing documents.

     Section 17.7. This Agreement shall be governed by, and construed in accordance with, the law of the State of New Jersey.

     Section 17.8. The table of contents and the captions in this Agreement are for convenience of reference only and do not define or limit the scope or intent of this Agreement or any of the provisions hereof.

     Section 17.9. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

     Section 17.10. If the provisions of any schedule or exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such schedule or exhibit shall prevail.

     Section 17.11. Any condemnation awards received by Seller during the Option Term which relate to the condemnation of any portion of the Premises after the date hereof shall be held by Seller in trust for the benefit of Purchaser during the remainder of the Option Term and shall paid to Purchaser at Closing.

     Section 17.12. IT IS MUTUALLY AGREED BY AND BETWEEN SELLER AND PURCHASER THAT THE RESPECTIVE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER (EXCEPT FOR PERSONAL INJURY OR PROPERTY DAMAGE) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER ANDPURCHASER, PURCHASER'S USE OF OR OCCUPANCY OF THE PREMISES, AND ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY.

     Section 17.13.Simultaneously herewith, and as a condition to Seller's execution of this Agreement, Seller and Resorts International Hotel, Inc., a New Jersey corporation and an affiliate of Purchaser, are entering into a letter agreement in the form of Exhibit I hereto granting Seller certain rights relating to the termination of a Bridge Easement as described therein in the event that this Agreement terminates or expires without Purchaser acquiring the Premises.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                           Seller:
                           SUN INTERNATIONAL NORTH AMERICA, INC.


                           By:  /s/ William C. Murtha
                                ---------------------
                           Title: Senior Vice President and Corporate Counsel Tax I.D.# 59-0763055

                           Purchaser:



                           COLONY RIH ACQUISITIONS, INC.



                           By:  /s/ Nicholas L. Ribis
                                ---------------------
                           Title:  Vice President
                           Tax I.D.# 95-4828297